Exhibit 99.1
Advan6.com
News Release

ADVANSIX ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Sales of $361 million, up 17% versus prior year

Cash Flow from Operations of $30 million, down $8 million versus prior year

Earnings Per Share of $0.83, up 69% versus prior year

Parsippany, N.J., August 10, 2017 - AdvanSix (NYSE: ASIX) today announced its financial results for the second quarter ending June 30, 2017. The Company generated strong results across a number of metrics including production output, income and operating cash flow.

Second Quarter 2017 Highlights

•	Sales up 17% versus prior year, including 3% volume increase, 10% higher raw material pass-through pricing, and 4% favorable impact of market-based pricing

•	Net Income of $25.8 million, an increase of $10.8 million or 72% versus the prior year

•	EBITDA of $54.6 million, an increase of $20.5 million or 60% versus the prior year

•	EBITDA Margin of 15.1%, up 400 bps versus the prior year

•	Capital Expenditures of $14.6 million, a decrease of $0.1 million versus the prior year

•	Free Cash Flow of $15.0 million, a decrease of $8.1 million versus the prior year

“AdvanSix had a terrific second quarter capping off a strong first half of 2017. The performance this quarter continued to be supported by higher production output across our key manufacturing sites and a favorable supply and demand environment. Our proactive mechanical integrity program and reliability improvements are driving higher returns, enabling a 3% volume increase in the quarter. We successfully completed our spring turnarounds while the entire organization maintained its relentless focus on safety and efficiency,” said Erin Kane, president and CEO of AdvanSix.

Summary second quarter 2017 financial results for the Company are included below:
Second Quarter 2017 Results

($ in Thousands, Except Earnings Per Share)	2Q 2017	2Q 2016
Sales	$361,441	$308,418
Net Income	25,766	15,008
Earnings Per Share (Diluted)	$0.83	$0.49
EBITDA (1)	54,619	34,090
EBITDA Margin % (1)	15.1%	11.1%
Cash Flow from Operations	29,586	37,812
Free Cash Flow (1)(2)	15,015	23,146

(1)	See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations

(2)	Net cash provided by operating activities less capital expenditures

Sales volume in the quarter increased 3% versus the prior year, with robust operational performance and high utilization rates at our manufacturing sites. Pricing overall increased 14% in the quarter, including a 10% favorable impact from raw material pass-through pricing driven by increases in benzene and propylene costs (inputs to cumene which is a key feedstock to our products). Market-based pricing was favorable by 4% compared to the prior year on improved industry supply and demand dynamics in our nylon, caprolactam and chemical intermediates product lines partially offset by a modest decline in ammonium sulfate pricing.

Sales by product line represented the following approximate percentage of our total sales:

	2Q 2017	2Q 2016
Nylon	29%	29%
Caprolactam	18%	15%
Ammonium Sulfate Fertilizers	21%	25%
Chemical Intermediates	32%	31%

EBITDA of $54.6 million in the quarter increased $20.5 million from EBITDA of $34.1 million in the prior year primarily due to improved production and sales volume, and the favorable impact of market-based pricing.

Outlook

•	Global caprolactam supply / demand dynamics normalizing with industry spreads moderating from first half 2017 highs

•	Challenging agriculture fundamentals expected through 2017 / 2018 planting season; Ammonium sulfate fertilizer prices expected to be down for the full year 2017 on a year-over-year basis

•	AdvanSix continued high utilization rates across manufacturing sites

•	Consistent with prior expectations, AdvanSix 4Q 2017 planned turnaround impact on pre-tax income expected to be approximately $20 million

•	Capital Expenditures are expected to remain approximately $90 million for the full year 2017

“Our first half results continued to demonstrate the value proposition of our operational leverage and global cost advantage with sales volume up 4% and cash flow from operations increasing by $19 million. Our plants are outperforming historical production rates and achieved a 7% improvement on a year-to-date basis. I would like to extend my congratulations to our employees on the significant progress and strong results we've driven as a standalone company. We look forward to continuously improving as an organization and delivering for our customers with the confidence to achieve strong operational and financial performance over the long-term,” said Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s second quarter 2017 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advan6.com. Investors can hear a replay of the conference call from 12 noon ET on August 10 until 12 noon ET on August 17 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 10109863.

About AdvanSix
AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of our Nylon 6 integrated manufacturing chain. More information on AdvanSix can be found at http://www.advan6.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment, indebtedness incurred in connection with the spin-off, and operating as an independent, publicly traded company; fluctuations in our stock price; general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; litigation associated with chemical manufacturing and our business operations generally; loss of significant customer relationships; protection of our intellectual property and proprietary information; cybersecurity incidents; failure to maintain effective internal controls; and prolonged work stoppages as a result of labor difficulties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advan6.com	adam.kressel@advan6.com

AdvanSix Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$23,074	$14,199
Accounts and other receivables – net	139,613	131,671
Inventories – net	131,487	128,978
Other current assets	5,712	7,690
Total current assets	299,886	282,538

Property, plant, and equipment – net	590,095	575,375
Goodwill	15,005	15,005
Other assets	33,683	32,039
Total assets	$938,669	$904,957

Liabilities
Current liabilities:
Accounts payable	$197,197	$222,929
Accrued liabilities	25,169	25,396
Income taxes payable	5,035	86
Deferred income and customer advances	1,585	25,567
Current portion of long-term debt	6,750	—
Total current liabilities	235,736	273,978

Deferred income taxes	134,700	114,200
Long-term debt	258,276	264,838
Postretirement benefit obligations	34,212	33,544
Other liabilities	3,708	3,035
Total liabilities	666,632	689,595

Equity
Common stock, par value $0.01; 200,000,000 shares authorized and 30,482,966 shares issued and outstanding	305	305
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding	—	—
Additional paid in capital	246,425	242,806
Retained earnings/(accumulated deficit)	28,345	(24,714)
Accumulated other comprehensive income (loss)	(3,038)	(3,035)
Total equity	272,037	215,362
Total liabilities and equity	$938,669	$904,957

AdvanSix Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$361,441	$308,418	$738,145	$608,248

Costs, expenses and other:
Costs of goods sold	299,519	273,820	613,636	519,379
Selling, general and administrative expenses	18,131	10,876	34,937	22,254
Other non-operating, net	2,708	(499)	4,248	(1,157)
	320,358	284,197	652,821	540,476

Income before taxes	41,083	24,221	85,324	67,772
Income taxes	15,317	9,213	32,265	25,370
Net income	$25,766	$15,008	$53,059	$42,402

Earnings per common share
Basic	$0.85	$0.49	$1.74	$1.39
Diluted	$0.83	$0.49	$1.71	$1.39

Weighted average common shares outstanding
Basic	30,482,966	30,482,966	30,482,966	30,482,966
Diluted	30,986,854	30,482,966	30,977,472	30,482,966

AdvanSix Inc.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$25,766	$15,008	$53,059	$42,402
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	11,663	9,869	22,959	19,657
Loss on disposal of assets	655	202	1,189	617
Deferred income taxes	8,794	14,148	20,500	24,696
Stock based compensation	1,935	—	3,619	—
Accretion of deferred financing fees	148	—	296	—
Changes in assets and liabilities:
Accounts and other receivables	28,350	3,260	(7,945)	(14,773)
Inventories	(19,450)	3,939	(2,509)	15,927
Accounts payable	(13,981)	13,239	(14,157)	(3,859)
Income taxes payable	(203)	—	4,949	—
Accrued liabilities	2,596	186	(227)	(6,902)
Deferred income and customer advances	(18,122)	(17,366)	(23,982)	(22,535)
Other assets and liabilities	1,435	(4,673)	3,041	(13,377)
Net cash provided by operating activities	29,586	37,812	60,792	41,853

Cash flows from investing activities:
Expenditures for property, plant and equipment	(14,571)	(14,666)	(47,785)	(39,292)
Other investing activities	(3,941)	(125)	(4,062)	(328)
Net cash used for investing activities	(18,512)	(14,791)	(51,847)	(39,620)

Cash flows from financing activities:
Borrowings from revolving credit facility	108,500	—	276,000	—
Payments of revolving credit facility	(108,500)	—	(276,000)	—
Principal payments of capital leases	(28)	—	(70)	—
Net decrease in invested equity	—	(23,021)	—	(2,233)
Net cash used for financing activities	(28)	(23,021)	(70)	(2,233)

Net increase in cash and cash equivalents	11,046	—	8,875	—
Cash and cash equivalents at beginning of period	12,028	—	14,199	—
Cash and cash equivalents at the end of period	$23,074	—	$23,074	—

Non-Cash Investing Activities:
Capital expenditures included in accounts payable			$16,980	$14,926

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net Cash Provided by Operating Activities	$29,586	$37,812	$60,792	$41,853
Expenditures for Property, Plant and Equipment	(14,571)	(14,666)	(47,785)	(39,292)
Free Cash Flow (1)	$15,015	$23,146	$13,007	$2,561

(1) Free Cash Flow is a non-GAAP measure and defined as Net Cash Provided by Operating Activities less Capital Expenditures

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net Income	$25,766	$15,008	$53,059	$42,402
Interest Expense	1,873	—	3,412	—
Income Taxes	15,317	9,213	32,265	25,370
Depreciation and Amortization	11,663	9,869	22,959	19,657
EBITDA (2)	$54,619	$34,090	111,695	87,429
Prior Year One-Time Benefit (3)			—	15,500
EBITDA Excluding Prior Year One-Time Benefit			$111,695	$71,929

Sales	$361,441	$308,418	$738,145	$608,248
EBITDA Margin (4)	15.1%	11.1%	15.1%	14.4%

EBITDA Margin Excluding Prior Year One-Time Benefit			15.1%	11.8%

(2) EBITDA is a non-GAAP measure and defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) Prior Year One-Time Benefit reflects the $15.5 million one-time benefit in 1Q 2016 related to the termination of a long-term supply agreement
(4) EBITDA Margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.